Exhibit 10.43

October 26, 2011

Dear Vic:

We are very pleased to offer you employment with X-Rite, Incorporated as Senior Vice President Sales and Marketing and Officer of the Company. In this position you will report to the CEO and based in Grand Rapids, Michigan. I have outlined the particular terms of your employment below:

•	Salary: Your salary will be set at a weekly rate of $5,769.23 ($300,000 annually). Performance evaluations occur after 90 days of employment and annually in the 1st quarter.

•	Short-Term Incentive Plan: Effective January 1, 2012 you will be eligible to participate in the Management Incentive Plan that will enable you to earn 48% of your annual salary at target performance.

•

Long-Term Incentive: When you join, you will receive a equity award. This equity award will consist of 50% in X-Rite stock options and 50% Restricted Stock Awards. The number of options/RSA`s issued will be based on a value of $280,000 using the Company’s standard modified Black Scholes formula. The strike price for the options and the grant date value of the RSA`s will be the closing price on the day you join the Company. Vesting will be time based over a 3 year period for options and performance based over a three year period for RSA`s. Performance targets for RSA`s will be those targets agreed for X Rite`s senior leadership team early in 2012 by the board of director`s for the performance period 2012-2014.

X-Rite will pay you a bonus of $91,000 in Q1 2012 based on the fulfillment of objectives agreed upon with you. X-Rite will guarantee you a minimum of 50% of your 2012 X-Rite STI payment, payable in March 2013.

Beginning in 2012, to align with Senior Leadership Team’s equity awards, your Long-Term Incentive award is expected to be, upon approval by the Compensation Committee, comprised of both stock options and performance-based restricted stock. The current mix is 50% of the annual targeted LTI value in the form of restricted stock and 50% in the form of stock options. Targeted LTI levels are based on X-Rite comparator group at the 50th percentile. Work is ongoing to establish the size of this award for 2012. The award will be approximately $150,000 based on the Board of Directors approval. The mix of this award between stock options and performance based restricted stock is also still to be agreed by the Board of Directors.

•

Vacation: You will be entitled to four weeks vacation and will remain at that level until your X-Rite service entitles you to additional vacation under X-Rite’s normal vacation policy. Also, you are immediately eligible for company holidays scheduled during each calendar year.

•	Relocation Assistance: You will receive relocation benefits per the attached Relocation Guidebook.

•

Insurance and Other Fringe Benefits: Your medical and dental benefits will begin after 30 days of employment. Please see the enclosed benefit outline for additional details. A Human Resources Representative will meet with you to explain the entire package in detail once you begin your employment.

•	401K Program: You may begin the enrollment process in X-Rite’s 401(K) program immediately. X-Rite currently matches 50 % of the first 6 % of pay you contribute to your account each year.

•

Severance Provision: You will be provided severance benefits for 12 months under the X-Rite “Confidential Severance Agreement and Release” for Executive Band participants unless your employment is terminated for performance, engaging in conduct involving dishonesty, fraud, conduct intentionally injurious to X-Rite or if you voluntarily terminate your employment from X-Rite.

•

Change of Control: In the event a Change in Control may arise you will be eligible to participate in the X-Rite, Incorporated Change-in-Control Severance Plan for Senior Executives. This Plan will allow you to be aligned with all CIC provisions associated with 24 months of compensation and benefits.

No other benefits have been discussed outside of the enclosed benefits and this offer letter. This offer of at–will employment is contingent upon passing a drug screen before your initial start date, and signing a Confidential and Proprietary Information Agreement. Please bring identification to satisfy government I-9 requirements. On your first day of employment with X-Rite we will schedule a new employee orientation.

Please indicate your acceptance in writing by signing below and returning one original to us on or before October 31, 2011. To expedite the process you may fax a copy of this acceptance confidentially to (616) 803-3832. Your fax will be received confidentially by my office.

Sincerely,

/s/ John Ireland
John Ireland
Vice President, Human Resources

Acknowledged:	/s/ Vic Stalam	October 26, 2011
	Vic Stalam	Date